EXHIBIT 99.1

HINES HORTICULTURE, INC. RECEIVES NASDAQ LETTER

Irvine, California - August 1, 2007 - On July 26, 2007, Hines Horticulture, Inc. (the “Company”) received a Nasdaq Staff Deficiency Letter from Nasdaq, indicating that the Company was not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(5), because the bid price per share of the Company’s common stock closed below $1.00 per share for 30 consecutive business days. The letter also stated that in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until January 22, 2008, to regain compliance with this minimum bid price rule. Nasdaq may determine that the Company has regained compliance with this rule if, prior to January 22, 2008, the closing bid price of the Company’s stock remains at or above $1.00 per share for at least 10 consecutive business days.

About Hines Horticulture, Inc.

Hines Horticulture is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container grown plants in the industry. Hines Horticulture sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as Home Depot, Lowe’s and Wal-Mart.